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DISCLOSURE RELATED TO ITEM 77K - CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

At a meeting held on November 17, 2011, the Board of Directors of The Thirty-Eight Hundred Fund LLC (the "Fund") appointed BBD, LLP as the independent registered public accounting firm to the Fund for the 2011 fiscal year to replace the firm of KPMG, LLP.

The reports of KPMG, LLP on the Fund's financial statements for the fiscal years ended November 30, 2010 and November 30, 2009 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Fund's fiscal years ended November 30, 2010 and November 30, 2009, there were no disagreements between the Fund and KPMG, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of KPMG, LLP, would have caused KPMG, LLP to make reference thereto in its report nor were there any "reportable events" as that term is described in Item 304 (a)(1)(v) of Regulation S-K.

The Fund requested that KPMG, LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated January 26, 2012 is filed as an exhibit to this Form N-SAR.




EXHIBIT




January 26, 2012

Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:


We were previously principal accountants for The Thirty-Eight
Hundred Fund, LLC (the Fund) and, under the date of January 28, 2011, we reported on the Funds statement of assets and liabilities, including the portfolio of investments, as of November 30, 2010, and the related statement of operations for the year then ended, statements of changes in net assets for each of the years in the two-year period then ended, statement of cash flows for the year then ended and the financial highlights for each of the years in the two-year period then ended and for the period from January 1, 2008 to November 30, 2008.
On November 17, 2011 we received a notification that we were dismissed.
We have read the Funds statements included under Item 77K of its Form N-SAR dated January 26, 2012, and we agree with such statements.

Very truly yours,

KPMG LLP